EXHIBIT 11

                            INDUSTRIAL HOLDINGS, INC.
                               EARNINGS PER SHARE
                  (thousands of dollars, except per share data)

                                                      YEAR ENDED DECEMBER 31
                                                  ------------------------------
                                                   1997        1996        1995
                                                  ------      ------      ------
Net income .................................      $2,709      $1,127      $  545
                                                  ======      ======      ======
Basic earnings per share
   Weighted average common shares
       outstanding .........................       6,113       3,688       3,037
                                                  ======      ======      ======
   Basic earnings per share ................      $  .44      $  .31      $  .18
                                                  ======      ======      ======
Diluted earnings per share
   Weighted average common
      shares outstanding ...................       6,113       3,688       3,037
   Shares issuable from assumed
     conversion of common stock
     options and warrants granted ..........         914         650          97
                                                  ------      ------      ------
Weighted average common shares
   outstanding, as adjusted ................       7,027       4,338       3,134
                                                  ======      ======      ======
Diluted earnings per share .................      $  .39      $  .26      $  .17
                                                  ======      ======      ======